Exhibit 99.1

Republic Bancorp, Inc. Increases its Common Stock Cash Dividend for the 11th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 9, 2011--Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, today announced an 8% increase in the Company’s second quarter cash dividends. The cash dividend of $0.154 per share of Class A Common Stock and $0.14 per share on Class B Common Stock will be payable July 15, 2011 to shareholders of record as of June 17, 2011.

“I am pleased to announce the 11th consecutive annual increase in our quarterly cash dividend. During these times of continued economic uncertainty, it is a pleasure to reward our loyal shareholders for their trust and confidence in Republic as a valued investment. Our business model, which focuses on the long-term horizon, continues to perform favorably as we recently -

  announced record net income for the first quarter of 2011, exceeding our net income figure for all of 2010;
  were named the #4 bank holding company in the United States by the ABA Banking Journal based on highest Returns on Average Equity for those institutions with total assets of $3 billion or more;
  furthered our commitment to the philanthropic community with our second $5 million contribution to the Republic Bank Foundation.

This dividend increase reflects the strength of our business and our ability to deliver strong results while remaining focused on providing outstanding client service. As this positive news signifies, ‘We were here for you yesterday. We are here for you today. We will be here for you tomorrow,’®” commented Steve Trager, President and CEO for Republic.

Republic Bancorp, Inc. (Republic) has 43 banking centers and is the parent company of Republic Bank & Trust Company and Republic Bank. Republic Bank & Trust Company has 35 banking centers in 13 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.4 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky and Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market. We were here for you yesterday. We are here for you today. We will be here for you tomorrow. ®

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
President and CEO